Exhibit 99.1
Regency Energy Partners Prices Previously Announced Secondary Offering of Common Units
DALLAS — September 11, 2008 — Regency Energy Partners LP (Nasdaq: RGNC) today announced that HM TXRG LP, an affiliate of Hicks, Muse, Tate & Furst Equity Fund V, L.P. (“Fund V”), priced a previously announced secondary offering of 7,100,000 common units representing previously outstanding limited partner interests in Regency. Regency Acquisition LP, an affiliate of Fund V, also granted the underwriters a 30-day option to purchase up to an additional 1,048,672 common units on the same terms and conditions if the underwriters sell more than 7,100,000 common units in the offering. Regency will not receive any proceeds from the sale of the common units. The common units are listed on the NASDAQ Global Select Market under the symbol “RGNC.”
UBS Investment Bank, Wachovia Securities and Morgan Stanley are acting as joint book-running managers. Citi, Credit Suisse, J.P.Morgan, ABN AMRO Incorporated, Comerica Securities, Tudor, Pickering, Holt & Co. and Wells Fargo Securities are acting as co-managers. A copy of the preliminary prospectus supplement and prospectus relating to the offering may be obtained from the following addresses:

UBS Investment Bank	Wachovia Securities
Attn: Prospectus Dept.	Attn: Equity Syndicate Dept.
299 Park Avenue	375 Park Avenue
New York, NY 10171	New York, NY 10152
888-827-7275	Equity.syndicate@wachovia.com

Morgan Stanley
Attn: Prospectus Dept.
180 Varick Street, 2nd Floor
New York, NY 10014
prospectus@morganstanley.com
This press release shall not constitute an offer to sell or the solicitation of an offer to buy the units described herein, nor shall there be any sale of these units in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transportation of natural gas and natural gas liquids. Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE).
Statements about the offering may be forward-looking statements as defined under federal law. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside the control of Regency Energy Partners LP, and a variety of risks that could cause results to differ materially from those expected by management of Regency Energy Partners LP. Regency undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
The information contained in this press release is available on our website at www.regencyenergy.com.
Contacts:
Investor Relations:
Shannon Ming
Vice President, Investor Relations & Communications
Regency Energy Partners
214-239-0093
shannon.ming@regencygas.com
Media Relations:
Elizabeth Browne Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com